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                                                               Exhibit (a)(1)(H)

Ms. Young:

Good afternoon. Good afternoon, I want to welcome you to this special meeting that we are having today about a program called the stock exchange. On Thursday, last Thursday afternoon, Dave Rickey sent out an announcement, a one page announcement to all of the employees across the company to tell you about this program. We're very pleased to be able to offer the Stock Exchange Program, and we want to tell you all the details about it so that you will be very conversant and comfortable and knowledgeable about the benefits to you of this program, and whether it is a good business decision for you to be able to be a participant in the program.

Just so all of you know, we do have the people in Andover participating today, the people who were formerly in Chelmsford, and we also have both units in Raleigh and in the Cary office. So, we want to make sure that everyone has the information that they need. Some of you may see that others have a packet of material, that packet of materials is available to you, so if you don't have it right now in your hand, don't go into a cold sweat, you'll be able to see it later. And also there will be additional information, what we have given out so far is called preliminary information so there will be a lot more detailed information later. Okay, so again, I am pleased that you are here, this is an information meeting about the Stock Exchange Program. Thank you.

I want to introduce to you the person who will give you the detailed information about this Stock Exchange Program, that hopefully will answer many of your questions. And then after we finish the formal presentation, you will be able to have your questions answered. We will have a Q & A session. If there are things that you do not think of but you have questions later, you can contact Stock Administration, we will have more information up available on the web so that you can pick that up. So, it isn't as if you get the information today and you need to make a decision by next Friday, about what you are going to do. This is a very important decision for you to make and we want you to have ample time and ample information. So without any further ado, I would like to introduce the Senior Stock Administrator from AMCC's San Diego Office, Jane Borneman. Jane?

Ms. Borneman:

Thank you. I am basically going to go over the purpose of this program, why we are offering it now, who's eligible to participate in the program, how the program works, how you can participate in the program, what happens if your employment status changes, and then I am going to tell you about some important things that you need to consider in making your decision, whether or not to participate. And then at the end, I will give you some resources for getting more information and we will open it up to questions.

So, first of all we will start with the purpose of this program. The purpose is to provide employees with benefit of holding options that may, over time, have a greater potential to increase in value, and to incentivize employees to remain employees of the company and contribute to payment of our business and financial objectives, and creation of value for all of our stockholders. The reason the company decided to do this now is because we feel like now more than ever the opportunity for realizing value with your existing options is limited given the current stock price and the exercise prices of the majority of the outstanding stock options.

Who's eligible to participate? All employees who are holding stock options that are prices at twenty dollars or above are eligible. That includes international employees, executive officers, interns, non-exempt employees, employees on leave of absence, and then there's the Board of

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Directors. Please note that all of the dates that are referenced in the presentation are assuming that the offer to exchange the options will commence on October 29, 2001, so I am going to be talking about expiration dates of the offer, and when the future options will be granted. All those dates are based on a commencement date of October 29, which I believe will occur, but there is no guarantee at this point. How does the program work? It's a voluntary program, it gives you the ability to cancel options that are priced at twenty dollars or higher, and replace them with options that will be granted on or about May 28, 2002, at the then current fair market value. The exchange is a one for one exchange, so for every option that you elect to cancel you will be granted one option, one share, it is a one for one exchange, you will get one option or share on May 28, 2002. The vesting schedule from the cancelled option remains intact and credit is given for past vesting. In addition, you get vesting credit for the six months waiting period, between the time the options are cancelled and replacement options are granted. Essentially that means that on May 28, 2002, whatever you would have vested under your old options, that is exactly how many shares you will be vested under your new options. You are not losing any vesting. Options that have been previously exercised or ESPP shares that have been issued or open market purchases that you have made, those are not eligible for exchange in this program. The option term from the cancelled option also is going to remain intact under the replacement option and generally option terms are ten years from the date that the option was originally granted. Only a portion of the eligible options that are outstanding may be exchanged. That means only the unexercised portion, so for example if you were granted an option on June 1, for a thousand shares, but you've already exercised a couple times, say eighty three shares on October 25, and an additional sixty shares on January 29, then the total number of shares that were going to be eligible for exchange is eight hundred fifty seven. It is going to be only the unexercised portion of the options.

A very important thing to keep in mind if you decide to participate in this program: all options that were granted on or after April 27, 2001 will automatically be cancelled, even if the price is less than twenty dollars. This is due to accounting implications. Any options that were granted at twenty dollars or above prior to April 27, 2001, may be selectively cancelled. For example, if you had an option that was granted on August 2, at fifteen dollars, October 1, at eight dollars, those granted after April 27, 2001, then those will automatically be cancelled, even though the price is below twenty. Options that were granted before April 27, 2001, can be selectively cancelled, so any of the options priced at twenty or above, the fifty dollar options, the seventy dollar options, seventy five dollar options, you can chose to cancel or not. The five dollar option is not eligible for cancellation because it is below twenty dollars.

How do you participate in the program? Well, you'll need to complete a stock option elect to exchange election form. Those forms are not yet available, they won't be available until the offering is actually commenced, which we anticipate to be October 29. Once the offering has commenced, those will be available online via the internet under the Stock Administration Department stock stuff on the cww internet. They will also be available in hard copy in Stock Administration or in Human Resources in various locations. You will need to deliver a completed election form to Stock Administration prior to the expiration date of the offering, which we currently estimated being November 27, 2001. You'll have twenty business days basically to make a decision between the time of offering commencement date and the expiration date. You can fax the completed election form to Stock Administration or you can send it via


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interoffice mail, or however you want to but know that delivery will be deemed made only when it is actually received by Stock Administration.

We will be giving email confirmations to everybody that we have received your election form. Employees must include all of the options to be cancelled on the election form. However, please note that even if we don't list some of the options that were granted in the last six months, they will automatically be cancelled even if you don't have a list on the form because that is a requirement of the program. You can get your historical option information a couple of ways; you can log on to Salomon Smith Barney website and look at all of your outstanding options that way or you can contact Stock Administration via email and we can email you what we call a personal option status report from our database, it will give you all that information.

As I said a minute ago, we will email a confirmation to you within three business days of receipt of your election form. Election changes must be made by 5:00 p.m. Pacific Standard Time on the expiration date, again, which we anticipate to be November 27, 2001. You can actually change your mind as many times as you want between the time the offer commencement date of October 29, and the expiration November 27, you can participate in the form and in the program and you can withdraw from the program, you can make as many changes as you want but the last form that's submitted prior to the expiration date is going to be the final election that you make. And the notice of withdrawal or changes will also be submitted as documentation in the same manner, via fax or interoffice mail or personal delivery, depending on your location.

What happens if I decide to participate in the program and my status changes? You must remain continuously employed by the Company in order to get the replacement option grant on May 28, 2000. You will not receive a replacement option grant and your cancelled options will not be restated if you do not remain an employee of the Company through the replacement option grant date which we estimated would be May 28, 2002. And there is a disclaimer on here, if you are employed in the United States, remember that employment with us is at will. So, you have to keep that in mind. If you are not an employee for any reason whatsoever on May 28, 2002, you won't be able to get the replacement grant.

Leave of absence. If you are on a leave of absence protected by statute on the replacement option grant date, you will receive your replacement options on that date. If you are on a leave of absence that is not protected by statute, then you'll receive your replacement option grant when you return to work and the fair market value of the stock on the date that you return to work will be the exercise price that you'll get.

She is asking what does protecting by statute mean? Bette could probably answer that better than I could because there are so many laws that protect your re-employment with the Company but things such as the Family Medical Leave Act, there's some sort of legal act that protects you and guarantees your job back. Do you have anything to add to that?

Ms. Young:

A Family Medical Leave of Absence, a person might be called up for military active duty and they are protected by legal statute, so you have a question about it, we could talk afterwards and I can tell you whether it is protected by legal statute or whether it is a personal choice kind of absence.


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Ms. Borneman:

So now I am going to go over some important things to consider about participating in this program. One thing you need to keep in mind is that currently outstanding options are governed by various plans, you know, for most of you obviously they are governed by MMC 1997 Plan or 1993 Plan. After your options are cancelled, the replacement grants are all going to be granted out of the 1992 Plan or the 2000 Plan, AMCC Plans. And some important features of these Plans that you might want to take note of that may have been different from your MMC Plans are the post termination exercise period, the employees have thirty days to exercise vested options in the event of a voluntary or involuntary termination where I think under the MMC Plan you may have ninety days. In addition, you have twelve months to exercise vested options in the event of that, twelve months to exercise vested options in the event of disability.

Also, stock options are not transferable under those Plans other than by will or by the laws of descent and distribution. So, you can't transfer your options to another family member. Change in control provisions that basically if there were a merger of acquisition and AMCC was not the surviving corporation, under the 1992 Plan and the 2000 Plan, options accelerate and become immediately exercisable for the same number of shares that would have become exercisable one year from the change in control transaction. So basically, you get a one year acceleration. The surviving company also must assume the outstanding options or replace them with similar stock options and in lieu of an assumption or replacement of options the Board may authorize an acceleration of additional shares. A change in control would be like a merger or acquisition say Cisco bought us and we had to, we were going to get Cisco shares, for example. If you have any additional questions about your existing Plans versus the 1992 Plan or the 2000 Plan, just call Stock Administration and we can help you compare.

Another important thing to consider especially for a lot of you, you might have incentive stock options currently. No incentive stock options will be granted as replacement options, they will all be non-qualified stock options in this exchange. And the difference between the two basically is that when you exercise a non-qualified stock option, it's taxed at the time of exercise. So, the bad news is you've got to pay taxes upon the exercise, the good thing is you don't have to worry about AMT. No new stock option grants are committed to those who participate in the program until after the replacement option grant date. Basically there is a stock option exchange you have to look six months backwards and six months forward. So, for the next six months you will not be able to get any new stock options. If an ABCD award and or commercial award occurs prior to that six month date, the award will be deferred until May 28, 2002, but you will be given vesting credit from when the event took place. If you don't participate, you can get those options, it's again, it's accounting implications that drive that.

So, along those same lines, there will not be a Company-wide refresh in December. For the same reasons, there is accounting implications if we do that, so the refresh is being postponed to help simplify your decision on whether or not to participate in the program, and because the Company would incur adverse accounting consequences if it were to grant options to those who participate in the program anytime prior to the replacement grant date.

A refresh is generally in the June-July timeframe and the December timeframe. Employees are eligible for an additional stock option based on performance and, that is being affected by this program and that you won't be able to get one of those if you participate in the stock option exchange because of the accounting consequences.


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Non-exempt employees are required to wait an additional six months after the replacement option grant date before they are able to exercise their options. This is due to an HR legal, I can't remember, the Home Worker's Economic Act or something like that. That is the reason for this and what we have done is the post termination exercise period is going to be extended for non-exempted employees who might terminate during the additional six month waiting period so that they won't be negatively impacted by that.

That's the highlights of the program. Right here we've got a list of some other resources for getting information about the program. You can always look on the internet site under stock stuff, it is under the Stock Option Exchange
Program. The directory is a copy of the Offer to the Exchange, which Bette has given out to some of you. That was actually filed with the SEC last Thursday. It is a requirement to file that with the SEC. And also here's the main phone number for Stock Administration that you can call and our fax number and our email address to get more information. And of course you can always contact your Human Resources representative to get more information as well. So, I can open it up for questions now.

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